Exhibit 10.20

Vehicle Consignment Agreement

ID No.:

Address:

Telephone:

Trustee: JV staff (“Party B”)

ID No.: ID No.

Address: Actual correspondence address

Telephone: Actual telephone No.

According to the “Contract Law of the People’s Republic of China” and other relevant laws and regulations, Party A and Party B, on the principle of equality, voluntariness and friendly cooperation and with the consensus after negotiation, reached the following agreements:

1	Entrustment

1.1	Party A hereby entrusts Party B to purchase motor vehicles (“Vehicle” or “Vehicles”) on its behalf. Party B hereby agrees to accept the entrustment of Party A and strictly follows the requirements of Party A to handle the entrustment.

1.2	Party A hereby entrusts Party B as the assignee of the Vehicles to register the ownership of the Vehicles. Party B hereby confirms that the ownership of the Vehicles belongs to Party A, and Party B only acts as the assignee of the Vehicles in the name to temporarily register the ownership of the Vehicle on behalf of Party A.

1.3	Upon the sales of the Vehicles purchased by Party A to a third party, Party B shall handle the procedures for transfer of the Vehicles to the third party in a timely manner.

1.4	Party B shall record the relevant conditions and information of each Vehicle in detail and fill out the “Vehicle Information Record Sheet” annexed hereto containing the brand, model, license plate number (if any), engine number, purchase date and sale date (if sold) of each Vehicle, and submit the “Vehicle Information Record Sheet” signed and confirmed by it to Party A on the last day of each month.

1.5	Party A and Party B jointly confirm that each “Vehicle Information Record Sheet” shall be signed and confirmed by Party B and submitted to Party A which constitutes part hereof.

2	Rights and obligations of Party A

2.1	Party A owns complete ownership of the Vehicles and has the right to exercise its own rights.

2.2	Any revenue generated from the Vehicles shall belong to Party A.

2.3	The normal expenses incurred by the Vehicles shall be borne by Party A itself including but not limited to the repair, maintenance, vehicle and vessel use tax, insurance premium, etc. of the Vehicles.

2.4	Party A shall be entitled to change the assignee of the Vehicles in the name from Party B to others and request Party B to handle related matters within the period of time specified by Party A.

3	Rights and obligations of Party B

3.1	Party B shall be only the nominal owner of the Vehicles and shall not be entitled to claim any rights against the Vehicles. Without the written consent of Party A, Party B may not use or dispose of the Vehicle in any form including but not limited to rental, lending, transfer, mortgage, pledge, gift, etc. for any personal reasons such as the division of property of spouses, the performance of personal debt, etc.

3.2	In the event of any litigation, arbitration, administrative penalties, administrative order or other request that have or may have an adverse effect on the interests of Party A, Party B and any of the Vehicles hereunder, Party B hereby guarantees to notify Party A in writing of notification, order or recommendation immediately after receiving such notification, order or recommendation issued or promulgated by the relevant court, arbitration tribunal or administrative agency concerning the ownership of the Vehicles, and take all necessary measures in accordance with the requirements of Party A to ensure the rights and interests of Party A in the Vehicles.

3.3	When Party A exercises rights to the Vehicles, Party B shall proactively cooperate with Party A in handling relevant matters in accordance with the requirements of Party A including but not limited to signing relevant documents and handling relevant procedures for the Vehicles.

3.4	Upon the transfer registration of the Vehicles in the name of Party B, Party B shall, within one day after completion of the transfer registration, deliver the relevant set of materials for the transfer of the Vehicles to the person or the company designated by Party A for custody, which shall include but not be limited to (1) motor vehicle registration certificate, (2) motor vehicle driving license, (3) valid motor vehicle safety technical conformity inspection mark, (4) vehicle purchase tax clearance certificate (5) vehicle mandatory liability insurance payment proof, (6) original invoice for vehicle purchase or uniform invoice for sales of second-hand vehicles, (7) “three guarantees” certificate and repair records, (8) vehicle keys and other information of the Vehicles.

3.5	Party B hereby agrees not to demand any remuneration from Party A for fulfilling any of its obligations hereunder.

3.6	Party B hereby agrees that without the written consent of Party A, it shall not transfer any of its rights or obligations hereunder to any other person.

4	Liabilities

4.1	Should Party B appear reluctant to handle the entrustment resulting in any delay in transfer (registration) of any of the Vehicles or fail to do so, Party B shall compensate all losses caused to Party A accordingly.

4.2	Should Party B use or dispose of any of the Vehicles without the written consent of Party A, Party B shall be entitled to all the proceeds therefrom; Should Party B cause losses to Party A for such behavior, Party B shall compensate all losses caused to Party A accordingly.

4.3	Should due to the reasons of Party B (including but not limited to the debt disputes involved by Party B, the administrative liability or criminal liability to Party B, etc.) resulting in adverse conditions (including but not limited to the damage, detention, seizure, forced auction or sell-off, etc. of the Vehicles), Party B shall compensate all losses caused to Party A accordingly.

5	Change and termination of the Agreement

5.1	Party A shall be entitled to notify Party B of the termination of the Agreement at any time. Party B shall transfer the Vehicles to Party A or the third party designated by Party A within the period of time specified by Party A upon receiving the notice of Party A.

5.2	Party B shall not be entitled to unilaterally amend and terminate the Agreement.

5.3	With consensus after negotiation, Party A and Party B may amend or terminate the Agreement.

6	Dispute settlement

6.1	Should there be any disputes or dissensions over the provisions of the Agreement or the performance thereof, Party A and Party B shall handle the matters through friendly negotiation; Should the negotiation fail, either party may file a lawsuit with the People’s Court where Party A is located.

7	Miscellaneous

7.1	Should there be any matters not covered by the Agreement, Party A and Party B may enter into supplemental agreements after negotiation. The supplemental agreements and the Agreement shall be of the same legal effect.

7.2	The Agreement shall take effect on the date of signature and seal of Party A and Party B and shall be in duplicate. Both Party A and Party B shall hold one copy, which shall be of the same legal effect.

[The following pages are reserved for the signatures of the Parties to the Vehicle Consignment Agreement.]

The Vehicle Consignment Agreement was entered into between the following Parties on this day of________:

Party A:

Date:

Party B:

Date: